Exhibit 99.1

MAGUIRE PROPERTIES, INC. CONTINUING REVIEW OF ITS

STRATEGIC ALTERNATIVES FOR ACHIEVING STOCKHOLDER VALUE

LOS ANGELES—(BUSINESS WIRE)—March 5, 2008 – Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced that it is continuing its review of strategic alternatives for achieving greater value for stockholders, including possible sale of the Company. This review is being conducted under the direction of a Special Committee comprised solely of independent directors.

In light of this continuing review, the Board of the Directors of the Company, acting on the recommendation of the Special Committee, has determined that the 2008 Annual Meeting of Stockholders will be held no earlier than August 1, 2008. The Board of Directors has amended the Company’s bylaws to change the date for the 2008 Annual Meeting of Stockholders, from a date and time set by the Board of Directors in the month of June, to a date and time set by the Board of Directors in the month of August. Under the Company’s bylaws, as amended, the advance notice period for submission of stockholder nominations for election of directors and other stockholder proposals for consideration at the Annual Meeting would begin no earlier than May 3, 2008. As a result, at a later date, the Company will issue a press release announcing the date of the 2008 Annual Meeting and the time period for submission of stockholder nominations and other proposals.

The Company added that there could be no assurance that the strategic alternative review process will result in any transaction.

Maguire Properties is filing a Current Report on Form 8-K with the Securities and Exchange Commission containing additional information and exhibits relating to the matters discussed in this press release. A copy of such filing will be available on the Company’s website at www.maguireproperties.com.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

Contacts:
Media Inquiries:	Investor Relations:
Ellen Barry	Peggy Moretti
Financial Dynamics	Senior Vice President, Investor Relations
212.850.5636	Maguire Properties, Inc.
213.613.4558

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